EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ENSCO International Incorporated:

We consent to the use of our reports dated February 26, 2008 (except for the updated disclosure pertaining to the resegmenting as described in Note 11, as to which the date is January 13, 2009) with respect to the consolidated balance sheets of ENSCO International Incorporated and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our audit report covering the December 31, 2007 consolidated financial statements refers to the adoption, effective January 1, 2007, of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, the adoption, effective January 1, 2006, of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and to a change in the method of quantifying errors in 2006.

/s/ KPMG LLP

Dallas, Texas

January 13, 2009